    As filed with the Securities and Exchange Commission on November 26, 1997
                                                  Registration Statement No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              MEDFORD BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

        MASSACHUSETTS                               29 HIGH STREET                                    04-3384928
(State or Other Jurisdiction of              MEDFORD, MASSACHUSETTS 02155                          (I.R.S. Employer
Incorporation or Organization)                      (617) 395-7700                                Identification No.)
                                       (Address, including zip code, and telephone
                                       number, including area code of Registrant's
                                              principal executive offices)


                     MEDFORD BANCORP, INC. STOCK OPTION PLAN
                   MEDFORD SAVINGS BANK 1986 STOCK OPTION PLAN
                           (Full titles of the Plans)

                                ARTHUR H. MEEHAN
                 Chairman, President and Chief Executive Officer
                              MEDFORD BANCORP, INC.
                                 29 High Street
                          Medford, Massachusetts 02155
                                 (617) 395-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                PAUL W. LEE, P.C.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1590

                              --------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
 TITLE OF SECURITIES TO BE         AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
        REGISTERED                REGISTERED (1)    OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
MEDFORD BANCORP, INC.             20,000 shares         $10.625  (2)                 $5,231,812.50              $1,585.40
STOCK OPTION PLAN                 10,000 shares         $14.375  (2)
                                  14,000 shares         $17.25   (2)
Common Stock, $0.50               30,000 shares         $18.875  (2)
par value                          3,000 shares         $14.4375 (2)
                                   3,000 shares         $21.75   (2)
                                   6,000 shares         $20.75   (2)
                                   3,000 shares         $21.25   (2)
                                   3,000 shares         $25.75   (2)
                                   6,000 shares         $24.875  (2)
                                 102,000 shares         $34.75   (3)
-------------------------------------------------------------------------------------------------------------------------------
MEDFORD SAVINGS BANK             136,880 shares         $5.1875  (2)                 $2,120,061.375             $642.44
1986 STOCK OPTION PLAN            11,320 shares         $6.125   (2)
                                  36,886 shares         $7.625   (2)
Common Stock, $0.50               34,000 shares        $10.875   (2)
par value                          3,000 shares        $12.25    (2)
                                  33,590 shares        $19.4375  (2)

-------------------------------------------------------------------------------------------------------------------------------
TOTAL                            455,676 shares                                      $7,351,873.875             $2,227.84
===============================================================================================================================

(1) Pursuant to a Shareholder Rights Plan, each share of Common Stock also has an associated preferred stock purchase right. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests (including any associated preferred stock purchase rights) to be offered or sold pursuant to the stock option plans described herein, including such additional number of shares as may be required pursuant to the stock option plans in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.
(2) This estimate is made pursuant to Rule 457(h) under the Securities Act, solely for the purposes of determining the registration fee and is based upon the price at which outstanding options may be exercised.
(3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee on November 19, 1997, utilizing the average of the high and low sale prices reported on the Nasdaq National Market System on that date.
================================================================================
      This Registration Statement, including exhibits (See Exhibit Index on
                        Page __), consists of __ pages.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in the requirements of
Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     Medford Bancorp, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents:

     (a) and (b) The Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 26, 1997 (the "Form 8-K"), which includes as exhibits thereto the following: (1) Annual Report of Medford Savings Bank (the "Bank") on Form F-2 for the year ended December 31, 1996, as filed with the Federal Deposit Insurance Corporation ("FDIC") (Exhibit 99.1); Quarterly Report of the Bank on Form F-4 for the quarter ended March 31, 1997, as filed with the FDIC (Exhibit 99.2); Current Report of the Bank on Form F-3, as filed with the FDIC on May 7, 1997 (Exhibit 99.3); Quarterly Report of the Bank on Form F-4 for the quarter ended June 30, 1997, as filed with the FDIC (Exhibit 99.4); Proxy Statement, dated August 4, 1997, delivered to the Bank's stockholders in connection with the Bank's September 16, 1997 Special Meeting of Stockholders, as filed with the FDIC (Exhibit 99.5); Quarterly Report of the Bank on Form F-4 for the quarter ended September 30, 1997, as filed with the FDIC (Exhibit 99.6); Current Report of the Bank on Form F-3, as filed with the FDIC on October 7, 1997 (Exhibit 99.7).

     (c) The description of the Registrant's common stock, par value $0.50 per share, contained in Exhibit 3.1 and 99.5 to Form 8-K.

     All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification. The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability.

     The Company's By-laws provide that directors and officers of the Company shall, and in the discretion of the Board of Directors, non-officer employees may, be indemnified by the Company against liabilities and expenses arising out of service for or on behalf of the Company. The By-laws provide that such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Company. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws.

     More specifically, Article VI, Section 1, of the Company's By-laws provides the following definitions relating to the indemnification of directors and officers:

          For purposes of this Article: (a) "Officer" means any person who serves or has served as a Director of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors and any heirs or personal representatives of such person; (b) "Non-Officer Employee" means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs or personal representatives of such person; (c) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) "Expenses" means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

     Article VI, Section 2, of the Company's By-laws provides that the Company shall indemnify Officers as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Company shall be indemnified by the Company against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI, Section 3, of the Company's By-laws provides that the Company shall indemnify Non-Officer Employees as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served
     (a) as a Non-Officer Employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI of the Company's By-laws also includes certain provisions relating to the scope of the indemnification for officers and directors of the Company and the procedures for determining entitlement to indemnification:

          SECTION 4. SERVICE AT THE REQUEST OR DIRECTION OF THE COMPANY. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met:
     (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Company maintains insurance coverage for the type of indemnification sought. In no event shall the Company be liable for indemnification under Section 2(c) or 3(c) above for any amount in excess of the proceeds of insurance received with respect to such coverage as the Company in its discretion may elect to carry. The Company may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, but subject to Section 5 of this Article VI, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this
     Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Company may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Company to do so.

          SECTION 5. GOOD FAITH. No indemnification shall be provided to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Company. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Company. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are fewer than three
     (3) disinterested Directors, the determination shall be based upon the opinion of the Company's regular outside counsel.

          SECTION 6. PRIOR TO FINAL DISPOSITION. Unless otherwise provided by the Board of Directors or by the committee pursuant to the procedure specified in Section 5 of this Article VI, any indemnification provided for under this Article VI shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

          SECTION 7. INSURANCE. The Company may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of this
     Article VI.

          SECTION 8. OTHER INDEMNIFICATION RIGHTS. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

     *4.1      Specimen certificate for shares of Common Stock of Medford
               Bancorp, Inc.

     *4.2 Articles IV, VI(A), VI(C) and VI(I)-(J) of the Articles of Organization of Medford Bancorp, Inc.

     *4.3      Articles II and V of the By-laws of Medford Bancorp, Inc.

      4.4      Medford Savings Bank 1986 Stock Option Plan

      4.5      Medford Bancorp, Inc. Stock Option Plan

      5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered

     23.1 Consent of Goodwin, Procter & Hoar LLP (contained in Exhibit 5.1 hereto)

     23.2 Consent of Wolf & Company, P.C., as independent public accountants

     24.1      Power of attorney (see page 7 of this Registration Statement)


---------------------------

*       Filed as an exhibit to the Registrant's Current Report on Form
        8-K filed with the Securities and Exchange Commission on November 26, 1997, and incorporated herein by reference thereto.

ITEM 9.  UNDERTAKINGS

This Registration Statement on Form S-8 covers securities underlying stock option plans adopted by the Registrant as its plans in connection with the reorganization of Medford Savings Bank (the "Bank") into holding company form pursuant to a Plan of Reorganization and Acquisition dated as of July 29, 1997 between the Registrant and the Bank (the "Plan of Reorganization"). Pursuant to the Plan of Reorganization, at the effective date of the Plan of Reorganization, each issued and outstanding share of the Bank's common stock, par value $0.50 per share (together with associated preferred stock purchase rights) (except shares held by stockholders exercising dissenters' rights), automatically and without consideration was converted into and exchanged for one share of the common stock, par value $0.50 per share of the Company (together with associated preferred stock purchase rights). Notwithstanding the foregoing, as required by
Item 9 of Form S-8, the Registrant provides the following undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any acts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant toSection 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Medford, Commonwealth of Massachusetts, on November 26, 1997.


                             MEDFORD BANCORP, INC.

                             By: /s/ Arthur H. Meehan
                                 ----------------------------
                                 Arthur H. Meehan
                                 Chairman, President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Medford Bancorp, Inc. hereby severally constitute Arthur H. Meehan and Phillip W. Wong and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Medford Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                      DATE


/s/ Arthur H. Meehan          Chairman, President, Chief       November 26, 1997
--------------------------    Executive Officer and Director
Arthur H. Meehan              (principal executive officer)


/s/ Phillip W. Wong           Senior Vice President,           November 26, 1997
--------------------------    Treasurer
Phillip W. Wong               and Chief Financial Officer
                              (principal financial and
                              accounting officer)

/s/ Edward D. Brickley        Director                         November 26, 1997
--------------------------
Edward D. Brickley

       SIGNATURE                       TITLE                     DATE

/s/ David L. Burke                   Director             November 26, 1997
-------------------------------
David L. Burke


/s/ Paul J. Crowley                  Director             November 26, 1997
-------------------------------
Paul J. Crowley


/s/ Mary L. Doherty                  Director             November 26, 1997
-------------------------------
Mary L. Doherty


/s/ Edward J. Gaffey                 Director             November 26, 1997
-------------------------------
Edward J. Gaffey


/s/ Andrew D. Guthrie Jr., M.D.      Director             November 26, 1997
-------------------------------
Andrew D. Guthrie Jr., M.D.


/s/ Robert A. Havern III             Director             November 26, 1997
-------------------------------
Robert A. Havern III


/s/ Arthur H. Meehan                 Director             November 26, 1997
-------------------------------
Arthur H. Meehan


/s/ Eugene R. Murray                 Director             November 26, 1997
-------------------------------
Eugene R. Murray


/s/ Francis D. Pizzella              Director             November 26, 1997
------------------------------
Francis D. Pizzella

                                  EXHIBIT INDEX

                                                                    SEQUENTIALLY
     EXHIBIT                                                           NUMBERED
     NUMBER                  DESCRIPTION                                PAGES

      *4.1 Specimen certificate for shares of Common Stock of Medford Bancorp, Inc.

      *4.2    Articles IV, VI(A), VI(C) and VI(I)-(J) of the
              Articles of Organization of Medford Bancorp, Inc.

      *4.3    Articles II and V of the By-laws of Medford
              Bancorp, Inc.

       4.4    Medford Savings Bank 1986 Stock Option Plan

       4.5    Medford Bancorp, Inc. Stock Option Plan

       5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered

      23.1 Consent of Goodwin, Procter & Hoar LLP (contained in Exhibit 5.1 hereto)

      23.2 Consent of Wolf & Company, P.C., as independent public accountants

      24.1    Power of attorney (see page 7 of this Registration
              Statement)

---------------------------

* Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 1997, and incorporated herein by reference thereto.